Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of January 2015 (the “Effective Date”), by and between Patriot National, Inc., a Delaware corporation (the “Company”), and Thomas Shields (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall be deemed to have commenced on September 8th, 2014 and shall continue until terminated as provided in Section 7 hereof.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Executive Vice President & Chief Financial Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of employment shall be in Fort Lauderdale, Florida, although Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $395,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b) Annual Bonus. Commencing with the Company’s 2015 fiscal year, Executive shall be eligible to participate in the annual bonus plan adopted by the Company from time to time (the “Annual Bonus Plan”), pursuant to which he shall be eligible to receive an annual incentive bonus award in respect of such fiscal year, and each subsequent year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each such fiscal year (the “Target Annual Bonus”) shall be not less than 100% of annual Base Salary, with the actual Annual Bonus payable under the Annual Bonus Plan being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as established by the Compensation Committee and communicated to Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the Annual Bonus Plan. With respect to the Company’s 2014 fiscal year, Executive shall receive a bonus equal to no less than $130,000 (the “2014 Bonus”), with the actual amount of the 2014 Bonus determined by the Company, based on Executive’s performance. The Annual Bonus and the 2014 Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date.

(c) Equity Awards. In consideration of Executive entering into this Agreement and as an inducement to join the Company, the Company will grant the following equity awards to Executive (i) 70,588 restricted shares of the Company’s common stock and (ii) 141,176 stock options (together with the restricted shares, the “IPO Grant”), in each case, vesting one-third (1/3) annually over a three (3) year vesting period commencing on the date of grant subject to Executive’s continued employment and subject to the terms of the Omnibus Plan and the applicable Award agreements as approved by the Compensation Committee or the Board. The stock options will have an exercise price equal to Company’s IPO price (which represents the fair market value of one share of common stock of the Company on the date of grant). During the Employment Term, Executive shall be eligible to participate in, and receive Awards, under the Omnibus Plan, or any successor plan thereto, on the same basis and subject to the same terms and conditions as the Awards that are generally granted to other executive officers of the Company; provided that all amounts, terms and conditions applicable to such Awards shall be determined by the Compensation Committee, in its sole discretion.

(d) Automobile Allowance. During the Term of Employment, the Company shall pay or provide the Executive a monthly automobile allowance of $1,000 per month, payable on the first pay period of every month.

(e) Relocation Expenses. During the Term of Employment, the Company shall pay eight (8) months’ rent on a mutually agreeable corporate apartment to be used by Executive and Executive’s family.

(f) Signing Bonus. Executive shall receive a one-time signing bonus of $50,000, payable during the first pay period of Executive’s full-time employment.

Section 5. Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, annual leave and time-off, and other benefits provided generally to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time. Executive shall also be entitled to twenty (20) vacation days per year (which shall be pro-rated for the year in which Executive commenced employment with the Company), holidays and sick days, as well as any other benefits, in each case, as are generally allowed to other executive officers of the Company and in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations (including, for the avoidance of doubt, any death benefits or disability benefits, as the case may be, under any death benefit program or disability benefit program maintained by the Company that covers the Executive);

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred (the “Prior Year Bonus”);

(iii) Subject to satisfaction of the applicable performance objectives applicable under the Annual Bonus Plan for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus that Executive would otherwise have been entitled to receive under the Annual Bonus Plan had no such termination occurred, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (the “Pro Rata Bonus”), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred; and

(iv) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the 12 month period immediately following the date of Executive’s termination of employment, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (iv) shall cease earlier than the expiration of such 12 month period in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service or otherwise during such period.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (A) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period. In connection with such termination of Executive’s employment for Cause, during such thirty (30) day notice period, the Executive shall be given an opportunity to be heard before the Board, at such time and in such manner (whether in-person or telephonic) as determined by the Board in its sole discretion.

(ii) In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) The Prior Year Bonus;

(iii) The Pro Rata Bonus;

(iv) An amount equal to the Severance Factor multiplied by the sum of (A) Base Salary, plus (B) the Target Annual Bonus, such amount to be paid in substantially equal payments during the Severance Term, and payable in accordance with the Company’s regular payroll practices; provided, however, that for purposes of calculating the amount payable under this subsection (iv), any reduction to Base Salary or Target Bonus which constituted the grounds for a termination by the Executive for Good Reason will be disregarded; and

(v) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), and (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Non-Interference Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Section 8. Certain Payments.

(a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 8, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

(b) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 8 shall be made by an independent advisor designated by the Company and reasonably acceptable to the Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this Section. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 7(d)(iv), second by reducing the Pro Rata Bonus and the Prior Year Bonus, third by reducing COBRA reimbursement under Section 7(d)(v) and lastly by reducing any other Payments in a manner determined by the Company, in consultation with the Executive.

(c) If, notwithstanding any reduction described in Section 8 (or in the absence of any such reduction), the Internal Revenue Service (“IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8, the Executive shall pay the Excise Tax.

Section 9. Non-Interference Agreement.

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a) Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b) Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c) in connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in

Section 7(d)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code). If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Indemnification and D&O Insurance.

The Company shall provide Executive (including Executive’s heirs, executors and administrators), at the Company’s expense, with coverage under a standard director’s and officers’ (D&O) liability insurance policy, and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive’s having been a director or officer of the Company (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not limited to, judgments, court costs and attorney’s fees and the cost of reasonable settlements. The Company shall cover the Executive under D&O liability insurance both during and, while potential liability exists, after the Term of Employment under this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. In the event the referenced D&O liability policy is a “wasting” policy in that defense and litigation costs reduce the amount of insurance available for indemnification purposes, the Company agrees to provide Executive with full and complete indemnification beyond the coverage limit offered by the D&O policy.

Section 18. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office (to the attention of the General Counsel), and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, (iii) if by facsimile or electronic delivery, on the first business day following the date of such delivery and (iv) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*        *        *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PATRIOT NATIONAL, INC.

/s/ Christopher A. Pesch
By:	Christopher A. Pesch
Title:	Executive Vice President & General Counsel

EXECUTIVE

/s/ Thomas Shields
Thomas Shields

APPENDIX A

Definitions

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Award” shall mean the meaning given to such term in the Omnibus Plan, or any successor plan thereto.

(e) “Base Salary” shall mean the salary provided for in Section 4(a).

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cause” shall mean (A) a material breach by Executive’s duties and obligations hereunder, including but not limited to gross negligence in the performance of his duties and responsibilities, or the willful failure to follow the Board’s directions, in each case, which has caused or is likely to cause material injury to the reputation or business of the Company; provided, however, that Cause shall not exist unless the Company has provided Executive with written notice setting forth the existence of the non-performance, failure or breach and Executive shall not have cured same within thirty (30) days after receiving such notice; (B) willful misconduct by Executive that, in the reasonable determination of the Board, has caused or is likely to cause material injury to the reputation or business of the Company; (C) any criminal act of fraud, material misappropriation or other material dishonesty by Executive; or (D) Executive’s conviction of a felony, but specifically excluding any conviction based on vicarious liability (with “vicarious liability meaning liability based on acts of the Company for which the Executive is charged solely as a result of his service with the Company and in which he was not directly involved and did not have prior knowledge of such actions or intended actions). Executive shall be considered to have been discharged for Cause if the Company determines within 30 days after his resignation or discharge for Cause was warranted. For purposes of this Agreement, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company or a Subsidiary. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or a Subsidiary shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or a Subsidiary.

(h) “Change in Control” shall have the meaning assigned to such term in the Omnibus Plan, or any successor plan thereto.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Company” shall have the meaning set forth in the preamble hereto.

(k) “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(l) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(m) “Delay Period” shall have the meaning set forth in Section 12 hereof.

(n) “Disability” shall mean to the extent permitted by law, if Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less three months under the Company’s disability or health plan, or (iii) determined to be totally disabled by the Social Security Administration, then upon at least 60 days’ prior written notice to Executive, if such is consistent with applicable law, Executive shall be considered disabled for purposes of this Agreement and the Company may terminate this Agreement and Executive’s employment hereunder, unless, within that notice period, Executive shall have resumed performance of the essential functions of his positions, with or without reasonable accommodation.

(o) “Executive” shall have the meaning set forth in the preamble hereto.

(p) “Excise Tax” shall have the meaning set forth in Section 8 hereto.

(q) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all other executives of the Company), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(r) “Independent Advisor” shall have the meaning set forth in Section 8 hereto.

(s) “IRS” shall have the meaning set forth in Section 8 hereto.

(t) “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(u) “Omnibus Plan” shall mean the Patriot National, Inc. 2014 Omnibus Incentive Plan, as amended from time to time.

(v) “Payments” shall have the meaning set forth in Section 8 hereto.

(w) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(x) “Prior Year Bonus” shall have the meaning set forth in Section 7(b) hereof.

(y) “Pro Rata Bonus” shall have the meaning set forth in Section 7(b) hereof.

(z) “Reduced Amount” shall have the meaning set forth in Section 8 hereto.

(aa) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(bb) “Repayment Amount” shall have the meaning set forth in Section 8 hereto.

(cc) “Severance Benefits” shall have the meaning set forth in Section 7(g) hereof.

(dd) “Severance Factor” shall mean (i) in the case of a termination of Executive’s employment by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, in either case during the twelve (12) month period immediately following the occurrence of a Change in Control (or during the six (6) months prior to the Change in Control, if Executive’s termination of employment without Cause (other than by reason of death or Disability) or the condition constituting Good Reason was at the request or direction of a participant in the potential acquisition), 2.0 and (ii) in the case of any other termination of Executive’s employment by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason not described in clause (i) of this paragraph, 1.0.

(ee) “Severance Term” shall mean a number of months following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason equal to the product of (i) the Severance Factor multiplied by (ii) twelve (12) months.

(ff) “Target Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(gg) “Term of Employment” shall mean the period specified in Section 2 hereof.

Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my Employment Agreement (the “Employment Agreement”), dated January 5, 2015, with Patriot National, Inc. (the “Company”), and in consideration of my continued employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the terms and conditions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”):

Section 1.	Confidential Information.

(a) Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries (together with the Company, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Non-Interference Agreement.

(b) Former Employer Information. I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2.	Developments.

(a) Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, developments, improvements, and trade secrets that were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), that belong solely to me or belong to me jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached or the list is blank, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(b) Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, or any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3.	Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4.	Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5.	Restrictions on Interfering.

(a) Non-Competition. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Restricted Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence business activities in.

(b) Non-Interference. During the Employment Period and the Post-Termination Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c) Definitions. For purposes of this agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, to with whom I transaction business or whose identity became known to me in connection with my relationship with, or employment by, the Company.

(ii) “Competitive Activities” shall mean any business activities related to turn-key workers’ compensation and outsourcing services for insurance companies, employers and government agencies, or any other business activity that is materially competitive with the then current or demonstrably planned business activities of the Company Group.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the later to occur of (x) the twelve (12) month anniversary of such date of termination and (y) the expiration of the Severance Term (as defined in the Employment Agreement).

(d) Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, my obligations under this subparagraph (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 6.	Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I further acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 7.	Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 8.	Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the posting of a bond. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in paragraph 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 9.	Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 10.	General Provisions.

(a) Governing Law; Waiver of Jury Trial. THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF

FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTION OF THIS NON-INTERFERENCE AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(b) Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(c) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d) Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e) Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

*        *        *

I, Thomas Shields, have executed this Confidentiality, Non-Interference, and Invention Assignment agreement on the respective date set forth below:

Date:	1/6/15	/s/ Thomas Shields
(Signature)

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

☒ No Developments or improvements

☐ Additional Sheets Attached

Signature of Executive:	/s/ Thomas Shields

Print Name of Executive:	/s/ Thomas Shields

Date:	1/6/15

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated January 5, 2015, with Patriot National, Inc. (the “Employment Agreement”)), and other good and valuable consideration, I, Thomas Shields for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•	Had or could have [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF FLORIDA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Thomas Shields
Date: